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             PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION
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                                  VIACOM INC.
                                 1515 BROADWAY
                           NEW YORK, NEW YORK  10036

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                              To Be Held . , 1999

To the Shareholders of Viacom:

     A special meeting of shareholders of Viacom Inc., a Delaware corporation, will be held on . , . , 1999 at . a.m., eastern standard time, at . , New York, New York to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of September 6, 1999, between Viacom and CBS Corporation, a Pennsylvania corporation, a copy of which is attached as Annex A to the joint proxy statement/prospectus that accompanies this notice. The merger agreement provides for the merger of CBS with and into Viacom, the issuance of shares of Viacom Class B common stock, par value $.01 per share, in the merger and the adoption of the proposed new Restated Certificate of Incorporation for Viacom. If the merger agreement is adopted and the merger is consummated, each issued and outstanding share of CBS common stock, par value $1.00 per share, will be converted into the right to receive 1.085 shares of Viacom Class B common stock.

     Holders of record of Viacom Class A common stock at the close of business on . , 1999 will be entitled to vote at the special meeting or any adjournments or postponements of the special meeting.

     The Board of Directors of Viacom has declared that the merger agreement is advisable and has unanimously approved the merger agreement and unanimously recommends that shareholders vote to adopt the merger agreement.

     Detailed information concerning the merger, the merger agreement, related agreements, Viacom's proposed new Restated Certificate of Incorporation and other important information is contained in the attached joint proxy statement/prospectus and its annexes. Please read this information carefully.

     If you hold Viacom Class A common stock, even if you plan to attend the meeting, we urge you to mark, sign and return the enclosed proxy card promptly in the enclosed postage-paid envelope to ensure that your shares will be represented. If you do attend, you will be entitled to vote your shares in person.
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             PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION
             ----------------------------------------------------

     If you hold Viacom Class B common stock, or you beneficially own shares of either class of common stock, and you plan to attend the meeting, please obtain an admission ticket in advance by sending a written request, along with proof of stock ownership, to Investor Relations, Viacom Inc., 1515 Broadway, 53rd floor, New York, NY 10036.

October . , 1999                         By Order of the Board of Directors,



                                         Michael D. Fricklas
                                         Secretary

                            YOUR VOTE IS IMPORTANT.
               PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY.